Exhibit 10.27

DISTRIBUTOR AGREEMENT

(EXCLUSIVE)

This Distributor Agreement (“Agreement”) is made and entered into by and between Mirenco, Inc., an Iowa corporation with its principal place of business at 206 May Street, Radcliffe, Iowa 50230 (“Mirenco”) and Vision Integrated Marketing, a Maryland corporation, at 241 East Fourth Street, Frederick, Maryland 21701 (“Distributor”).

WHEREAS, Mirenco is the owner of U.S. patent number 958958 issued September 25, 1990 entitled “Engine Emissions Control Apparatus Method,” U.S. patent number 5315977 issued May 31, 1994 entitled “Fuel Limiting Method and Apparatus for Internal Combustion Engine,” and Mexican patent number 180,658 issued on January 17, 1996 (collectively, the “Patents”); and

WHEREAS, Mirenco is the holder of the registration of the mark “DriverMax by Mirenco”® registered on the Principal register of the United States Patent and Trademark Office (the “Mark”); and

WHEREAS, Mirenco out sources the manufacture of certain products for fuel management and emission control of internal combustion engines pursuant to the Patents, and said products are marketed by Mirenco under the Mark; and

WHEREAS, Distributor service and repair diesel powered vehicles and equipment and secure contracts for the sale of Mirenco’s products in the Territory (as that term is defined in Paragraph 4 of this Agreement); and

WHEREAS, Mirenco desires to appoint Distributor as a non-exclusive distributor of Mirenco’s products in the Territory, and Distributor desires to accept such appointment, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment. Mirenco hereby appoints Distributor as an independent wholesale distributor of Mirenco’s Products (as that term is defined in Paragraph 3 of this Agreement) subject to the terms of this Agreement. The appointment by Mirenco granted to Distributor shall be the right to purchase, promote, resell and service the Products in accordance with the terms of this Agreement. Distributor hereby warrants and covenants that Mirenco shall be Distributor’s sole and exclusive provider of fuel management and emission control products for internal combustion engines.

2. Exclusive Rights of Distributor. Mirenco appoints Distributor as an exclusive distributor of the Products in the Territory for the term of this Agreement.

3. Definition of Products. For purposes of this Agreement, the term “Products” shall mean only those products which are specifically described in Schedule A as attached hereto from time to time. Mirenco reserves the right to change any listing of the Products on Schedule A or any aspect or characteristic of the Products including, but not limited to, the design, function or Mirenco’s suggested retail price. Distributor shall have no right to market or distribute any goods or products of Mirenco other than the Products listed herein. Notwithstanding any term or condition contained herein or otherwise which may appear to be to the contrary, Mirenco shall have the right, in its sole discretion and at any time, to discontinue the marketing and sale of any or all of the Products or combination of the Products in the Territory and shall otherwise have the unqualified right to manage its business in all respects, including, without limitation, making all decisions with respect to Mirenco’s sale price for products, discounts, altering the composition of any Product, the warranties made with respect to any Product (if any), and the labeling or packaging of any Product.

4. Territory. Distributor agrees to conduct its efforts only in the sales and service area described in Schedule B (the “Territory”). Distributor agrees not to act, advertise or use sales persons or representatives in any other market without the express written consent of Mirenco.

5. Submission of Purchase Orders. (a) Distributor agrees that it shall, from time to time, submit completed purchase orders to Mirenco (each, a “Purchase Order” and collectively the “Purchase Orders”), for the purchase of Product. A Purchase Order shall become a binding order upon both Mirenco and Distributor when Mirenco accepts the Purchase Order (each, an “Accepted Order” and collectively the “Accepted Orders”) as provided in Paragraph 6 of this Agreement, but all upon and subject to the terms and conditions of this Agreement, including, without limitation, Mirenco’s right to withhold Products under an Accepted Order or to terminate an Accepted Order pursuant to Paragraph 7 of this Agreement, and to any delays or failures in filling any Accepted Order which occur pursuant to Paragraph 8 of this Agreement.

Without limiting the generality of the immediately preceding paragraph, Distributor also agrees that is shall in all events submit Purchase Orders to Mirenco during the initial year of the term of this Agreement for a minimum of 200 DriverMaxes®.
(50 per quarter)

(b) Each Purchase Order shall be placed by Distributor by forwarding the completed and executed Purchase Order to Mirenco at Mirenco’s address for notices as specified below in this Agreement, or at such other location as Mirenco shall determine and give notice of to Distributor.

(c) All Accepted Orders are expressly limited solely to the terms and conditions of the corresponding Purchase Order and this Agreement; provided, however, that Mirenco hereby objects to any additional, different or inconsistent terms which may be set forth in any Purchase Order, or in any other document that Distributor may at any time submit to Mirenco along with any Purchase Order or otherwise, and no such additional, different or inconsistent terms shall be a part of any Accepted Order, this Agreement, or shall otherwise have any force or effect whatsoever.

6. Acceptance of Purchase Orders. (a) A Purchase Order shall not become, or be deemed to be, an Accepted Order until it is accepted by Mirenco as provided in this Paragraph 6. Mirenco agrees that it will (subject to the following) accept conforming Purchase Orders submitted by Distributor; provided however, that Mirenco may reject a Purchase Order or Purchase Orders, in whole or in part, (i) because of the occurrence of or existence of any Impossibility Event (as that term is defined in Paragraph 8 below); (ii) if Distributor is in breach or nonfulfillment of or default under any payment term or payment condition of this Agreement or otherwise; (iii) the amount owed by Distributor to Mirenco as of the date of the Purchase Order exceeds, or if the amount owed by Distributor to Mirenco after taking into consideration the purchase price for the Products under the Purchase Order will cause Distributor to exceed, any credit limit as Mirenco may establish for Distributor from time to time; (iv) because of the occurrence of an event triggering Mirenco’s rights in Paragraph 7 below; or (iv) if Mirenco is unable due to production or capacity limitations to fulfill the Purchase Order.

(b) Any Purchase Order which is subject to any of the circumstances specified in subclauses (i) through (iv) in subparagraph (a) immediately above shall be subject to acceptance by Mirenco, in whole or in part, in Mirenco’s sole discretion. If Mirenco determines not to accept any such Purchase Order, in whole or in part, Mirenco shall promptly notify Distributor of such fact and of the reasons for rejection of all or part, as the case may be, of the Purchase Order.

7. Additional Rights of Mirenco. Notwithstanding anything in this Agreement which may appear to the contrary, Mirenco reserves the right to withhold fulfilling any Accepted Order during any period of time that Distributor is in breach or default under any term or condition of an Accepted Order or any other agreement between Mirenco and Distributor. Mirenco also reserves the right to terminate any Accepted Order in the circumstances and as provided in Paragraph 8 of this Agreement. In addition, if reasonable grounds for insecurity arise with respect to Distributor’s performance under an Accepted Order, Mirenco may demand payment in advance and other adequate assurances of Distributor’s performance, and Mirenco may reject any Purchase Orders or withhold fulfillment of any Accepted Orders, until Distributor provides such assurances to Mirenco. Mirenco’s exercise of its rights under this Paragraph 7 or under Paragraph 8 shall not be, or be deemed to be, a breach of this Agreement.

8. Impossibility. Notwithstanding anything in this Agreement which may appear to be to the contrary, if any term or condition of this Agreement to be performed or observed by Mirenco is rendered impossible of performance or observance or commercially unreasonable due to any force majeure or any other act, omission, matter, circumstance, event or occurrence beyond the reasonable control of Mirenco (each, an “Impossibility Event”), Mirenco, for so long as such condition exists, shall be excused from such performance or observance, provided Mirenco promptly notifies Distributor in writing of the act, omission, matter, circumstance, event or occurrence relied upon for the invocation of this Paragraph. For purposes of this Paragraph, the term “Impossibility Event” includes, without limitation, fire, storm, flood, earthquake, acts of God, civil disturbances or disorders, war, computer failures, computer viruses, acts of computer hackers, sabotage, strikes, lockouts, labor disputes, labor shortages, stoppages or slowdowns initiated by labor, transportation embargos, or failure or shortage of Products.

9. Delivery of Products and Risk of Loss. Any Products purchased by Distributor hereunder shall be made available to Distributor at the location of the Products. Unless otherwise expressly agreed in a written document signed by both Mirenco and Distributor, Distributor shall be responsible for arranging and providing, at Distributor’s cost, for the delivery by common truck carrier (“Distributor’s Carrier”) of all Products to whatever locations are desired by Distributor, except only that Mirenco will provide the labor necessary to load the Products on the truck of Distributor’s Carrier at the location of the Products. All duties, levies, landing charges, local taxes (including, without limitation, sales, use, import, export and excise taxes) and other charges howsoever designated shall be borne and paid by Distributor. The Products shall, subject to the occurrence of or existence of an Impossibility Event and to acts or omissions of Distributor’s Carrier, be made available to Distributor’s Carrier during normal business hours on the pick-up date or dates specified by Distributor in the applicable Accepted Purchase Order. Distributor shall be responsible for the selection of Distributor’s Carrier, but Mirenco reserves the right to reject any carrier selected by Distributor from time to time upon any reasonable basis. Distributor shall also be responsible for compliance with all laws, rules, regulations and orders applicable to the delivery, transportation and shipment of the Products, including, without limitation, those applicable to the export of any of the Products outside of the United States.

All risk of loss, destruction or damage to all Products shall automatically pass from Mirenco to Distributor upon the loading of the Products on the truck of Distributor’s Carrier at the location of the Products.

10. Compensation to Distributor. As Distributor’s sole compensation hereunder, Distributor shall receive, with respect to each Product Distributor makes a sale (a “Distributor Sale”), and with respect to each Product Mirenco sells directly to a customer in the Territory (a “Mirenco Sale”), a sales commission, with the rate of the commission to be determined in accordance with the commission schedule for Distributor Sales, Sales Representative Sales and Mirenco Sales, respectively, set forth in Schedule C attached hereto from time to time.

Mirenco shall have the right to determine, in its sole discretion, whether a sale constitutes a Distributor Sale or Mirenco Sale. In the event Mirenco adds new Products, Mirenco shall provide Distributor with an amended Schedule C reflecting the commission rates applicable to such new Products. Mirenco also reserves the right to amend the commission rates and other terms set forth on the then current Schedule C at any time, in Mirenco’s sole discretion, but any such amended Schedule C shall not be effective until sixty (60) days after Mirenco provides Distributor with a copy of the amended Schedule C.

The commission payable to Distributor on each sale shall be payable on or before the fifteenth (15th) day of the second succeeding month following the date of the sale, but in no event prior to receipt of full payment by Mirenco for the Products in question. Distributor will receive no commission on any sale made in violation of any of the terms of this Agreement. Distributor agrees that Mirenco shall have the right to setoff against any amounts owed to it by Distributor pursuant to this Agreement including, without limitation, the amount of any commissions previously paid to Distributor with respect to Products which are subsequently returned or rejected by the customer in question, for whatever reason.

11. Price, Terms of Sale and Letter of Credit. Mirenco will sell Products to Distributor and Distributor will purchase Products from Mirenco at prices as set forth in Schedule D attached hereto from time to time. Mirenco shall provide Distributor with ninety (90) days written notice prior to changing Product pricing. Product pricing shall include costs of packaging and crating Product for export in accordance with Mirenco’s ordinary course of business, but any special handling or packaging (including any necessary to meet any requirements imposed by any authority of the Territory) shall be at Distributor’s expense. The aggregate purchase price with respect to each Accepted Purchase Order shall be due and payable in U.S. dollars by Distributor, in full, within thirty (30) days of the date of Mirenco’s invoice to Distributor therefore; provided, however, that Mirenco reserves the right to place all sales to Distributor on a C.O.D. basis. Mirenco shall invoice Distributor concurrently with the Products being made available to Distributor’s Carrier pursuant to Paragraph 9 of this Agreement. Distributor shall pay a late charge on any delinquent amount compounded and computed daily at the lesser of (i) 1.5% per month, or (ii) the highest rate permitted by applicable law. Title to the Products shall be deemed to transfer from Mirenco to Distributor, and all risks of loss associated with ownership of the Products shall transfer to Distributor, when Mirenco places the Products in the possession of Distributor’s Carrier. Distributor shall hold Mirenco harmless for any loss of Products at such time.

12. Sales Efforts by Distributor. Distributor will maintain an adequate inventory of the Products and will diligently develop and promote the sales of the Products covered by this Agreement to the satisfaction of Mirenco. Distributor agrees to provide installation services for end-purchasers of Products. Distributor shall have the authority to sell the Products at any price which Distributor believes will be accepted by the market for the Products without regard to Mirenco’s suggested retail price. Distributor will provide an adequate sales staff and customer relations organization trained to instruct customers in the use of the Products and can demonstrate same.

13. Additional Duties of Distributor. Distributor agrees to devote its best efforts and such time as is necessary or appropriate to diligently market and promote the sale of the Products in the Territory. Without limiting the generality of the foregoing, and in addition thereto, Distributor agrees that it will:

(a) Regularly and frequently bring the Products to the attention of all individuals or entities of any nature in the Territory who may reasonably be determined to be prospective purchasers of any or all of the Products.

(b) Contact, on a periodic basis, all existing individuals or entities who are purchasing any Products in the Territory to promote the continued and further purchases of the Products and to assure that all such existing customers are satisfied with the Products and the service being provided to them.

(c) Maintain complete, accurate and up-to-date records of its efforts under this Agreement, including, without limitation: (i) records setting forth the names and addresses of all individuals and entities contacted by Distributor regarding any Products; (ii) a general record of all discussions with such individuals and entities; and (iii) copies of all correspondence to and from such persons and entities. All such records shall be the property of Mirenco and shall be made available for inspection and copying by Mirenco upon the request of Mirenco and shall in all events be surrendered to Mirenco upon the termination of this Agreement (for whatever reason).

(d) Make every effort to handle to the satisfaction of any potential or existing customer, and on a same-day basis, any orders or any questions or problems relating to the Products or other services being or to be provided to the customer, and advise all potential or existing customers to feel free to contact Mirenco regarding such questions or problems and in all events to promptly notify an appropriate representative of Mirenco of any such questions or problems when necessary or appropriate.

(e) Comply at all times with all applicable laws, rules, regulations, ordinances and orders, and to in all events perform all of its duties and obligations hereunder in a good, professional and businesslike manner.

(f) Obtain and continuously maintain in effect any and all governmental or other approvals, authorizations, registrations, licenses or permits which are necessary or appropriate for Distributor to fully and timely perform all of its obligations hereunder, including, without limitation, obtaining and maintaining in effect all registrations of the Products and approvals of this Agreement in the Territory as provided for in Paragraph 16 below. Distributor shall provide evidence of all of the same to Mirenco from time to time upon the request of Mirenco.

(g) Immediately advise Mirenco in writing of any matters with respect to any Product which come to the attention of Distributor and which may raise an issue of compliance of the Products with applicable local, provincial, state, federal or other governmental law, rule or regulation in the Territory, and how such matters can most efficiently be resolved, including, without limitation, with respect to the packaging or labeling thereof; provided, however, that Mirenco shall be responsible for all costs and expenses necessary to resolve such matters in the event Mirenco determines, in its sole discretion, to resolve such matters.

(h) Not engage in any unethical, illegal, deceptive, fraudulent or misleading activities in connection with the performance of any services hereunder, including, without limitation, providing any deceptive, fraudulent, misleading, false or incorrect information to Mirenco, any potential or existing customer, or any third party dealing with Mirenco or any customer, and whether about the Products or otherwise.

(i) Engage, at the sole expense of Distributor, a sufficient number of personnel to properly canvas the Territory and to assist in the performance of all other services required of Distributor hereunder. All such personnel shall be employees, agents or independent contractors of Distributor and not of Mirenco, and shall be bound by all of the terms and conditions of this Agreement. Distributor shall be responsible and liable for assuring full compliance by such personnel with all of the terms and conditions of this Agreement, including, without limitation, this Paragraph 13 and Paragraphs 19 through 24 below.

(j) Recognize, both during and after the term of this Agreement, and without limiting Paragraphs 19 and 22 below, the exclusive right and ownership of Mirenco in and to the Patents, the Mark, all names, trade names, trade or service marks, patents, copyrights and all other intellectual properties used or licensed by the Mirenco in connection with the Products and Mirenco’s business, and to market and sell the Products only under the Mark or other trade or service marks and trade names regularly applied to them by Mirenco and otherwise in accordance with Paragraph 19 below.

(k) Not do any act or say anything, or omit to do or say any act or thing, during the term of this Agreement or at any time thereafter, which may impair, damage, or destroy the goodwill or reputation of the Products or Mirenco, or that is detrimental to Mirenco or its business.

(l) Make no promises, representations or commitments which are not within the authority granted to Distributor hereunder, including, without limitation, accepting the return of or making any allowance with respect to any Products without the prior written approval of Mirenco, and make no warranties or promises to customers with respect to the condition, quality, composition, capabilities or otherwise of any Products which are not specifically made or given in writing by Mirenco (if any) to customers.

(m) Provide all customers with only those written promotional and sales materials, including, without limitation, price sheets and order forms, which have been either provided by Mirenco or otherwise previously approved by Mirenco pursuant to subparagraph (o) immediately below.

(n) Promptly submit to an appropriate representative of Mirenco all correspondence or other documents regarding the Products which a person or entity may provide directly to Distributor.

(o) Submit all proposed advertising materials relating to the Products to Mirenco for Mirenco’s approval, prior to dissemination of any of the same, and to utilize only such advertising materials as are expressly approved by Mirenco, in its sole discretion, in writing.

(p) Promptly submit all financial information (including, without limitation, financial statements) as may be reasonably requested from time to time by Mirenco for purposes of Mirenco determining that Distributor has the financial and competitive capabilities necessary to fully and timely perform all of Distributor’s duties and obligations hereunder. All financial information submitted by Distributor shall be true and accurate in all material respects.

14. Duties of Mirenco. Mirenco agrees to:

(a) Provide sales and technical assistance to Distributor similar to that provided by Mirenco to its other independent distributors, if any.

(b) Furnish Distributor with a reasonable amount of such promotional and sales materials as Mirenco, in its sole discretion, generally prepares in regard to sales of the Products.

(c) Identify Distributor in such of Mirenco’s promotional materials as Mirenco may, in its sole discretion, deem appropriate.

(d) Sell Products to Distributor as provided herein; provided, however, that Mirenco shall not be liable for any loss or damage caused by its nonacceptance or delay in acceptance of orders submitted by Distributor which are not in compliance with all applicable procedures, policies, rules and regulations of Mirenco, nor for failure or delay in meeting any order of Distributor or in performing any other duty or obligation hereunder arising from or to any capacity or production limitations affecting Mirenco or any failures or delays (for whatever reason) by any vendors or suppliers of Mirenco, with Mirenco reserving the right to allocate its Products and services in such amounts and manner as it deems appropriate, in its discretion.

15. Direct Sale Right. Notwithstanding any term or condition herein which may appear to be to the contrary, Distributor acknowledges and agrees that Mirenco expressly reserves the right (but does not have the obligation) at any time and from time to time to communicate directly with any potential or existing customer or customers in the Territory; to directly market, promote and sell the Products in the Territory; and to otherwise act in all matters in the Territory with or independently of the Distributor.

16. Expenses. Distributor agrees that it shall pay and be solely responsible for all costs and expenses of any nature whatsoever which are incurred by Distributor in rendering services pursuant to this Agreement, and that Mirenco shall not be responsible for any such costs and expenses. Distributor further agrees that it shall pay and be solely responsible for the cost of qualifying the Products within the Territory and for obtaining all necessary Territory governmental approvals of this Agreement and the Products, if any, and for maintaining all of the same during the term of this Agreement. Distributor shall provide evidence of the same to Mirenco upon request of Mirenco from time to time. All such registrations shall be in the name of Mirenco, unless otherwise affirmatively required by the applicable governmental authority in the Territory, but any such registration in the name of Distributor shall not operate to grant any rights to Distributor in the Products or otherwise, and any such registration in Distributor’s name shall be terminated, cancelled or revoked by Distributor, at its cost and expense, immediately following the expiration or termination of this Agreement (for whatever reason).

17. Term and Termination. (a) The term of this Agreement shall be for a period of one (1) year from the date hereof, and shall be automatically renewed thereafter for successive one (1) year periods, unless either party provides written notice to the other of its intention not to renew this Agreement, for whatever reason, with or without cause, at least thirty (30) days prior to the termination date of the one (1) year term then in effect, or this Agreement is earlier terminated pursuant to any other provision of this Agreement.

(b) This Agreement may be terminated by either Mirenco or Distributor, with or without cause, for any reason or no reason, effective thirty (30) days following the giving of written notice thereof to the other.

(c) This Agreement may be terminated by either party in the event of any breach or nonfulfillment of or default under any term or condition of this Agreement by the other party, which breach, nonfulfillment or default is not fully cured by the applicable party (if capable of cure) within thirty (30) days following the giving of written notice thereof by the other party; provided, however, that this Agreement shall terminate immediately and without opportunity for cure by Distributor (i) upon receipt by Distributor of notice of termination from Mirenco in the event of a breach or nonfulfillment of or default by Distributor under Paragraphs 13(e), 13(f), 13(g), 13(h), 13(i), 19, 21 or 22 hereof; or (ii) upon the dissolution or liquidation of, termination of existence of, insolvency of, business failure of, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor-creditor, receivership or similar or related law by or against, Distributor.

18. Transactions After Termination. In addition to any other provisions hereof addressing the rights or obligations of the parties upon the termination of this Agreement, the parties agree that upon the termination of this Agreement, for whatever reason:

(a) Distributor shall provide Mirenco with a then current list of the names and addresses of all potential customers and existing customers contacted or otherwise serviced by Distributor pursuant to this Agreement.

(b) Distributor shall return all written promotional, advertising and sales materials provided to Distributor by Mirenco hereunder.

(c) Notwithstanding anything herein or otherwise which may appear to be to the contrary, the termination of this Agreement shall not affect any liability or obligation of the parties hereunder which shall accrue prior to such termination, including, but not limited to, any liability for loss or damage or on account of breach, nor shall the termination of this Agreement (by either party and for whatever reason) affect the terms or provisions hereof which contemplate performance by or continuing obligations of a party beyond the termination hereof, including, without limitation, the obligations of Distributor under Paragraphs 13(j), 13(k), 21, 22, 24 and 26 hereof, all which shall continue in effect notwithstanding any termination hereof.

19. Mirenco Trademarks. Distributor is hereby granted a limited, nonassignable and nontransferable right to use Mirenco’s trade or service marks, including the Mark, in distributing, advertising and promoting the sale of the Products, but only in strict accordance with Mirenco’s policies regarding the use of its trade or service marks and trade names. The rights conferred herein shall cease and terminate immediately upon notice to cease such use provided by Mirenco or, without notice, upon the termination of this Agreement, and Distributor agrees to take, at its sole cost and expense, all such steps as are necessary or appropriate to cease all use of Mirenco’s trade or service marks and trade names in such event. Notwithstanding anything herein or otherwise which may appear to be to the contrary, the Mark and any of Mirenco’s other trade or service marks and trade names shall at all times be and remain the sole and exclusive property of Mirenco and Mirenco and reserves all rights in and to the same. Distributor agrees to use its best efforts to notify Mirenco of any and all infringements of the Mark or any of Mirenco’s other trade or service marks or trade names pertaining to the Products which may come to Distributor’s attention during the term hereof and to assist Mirenco in taking such action against said infringement as Mirenco, in its sole discretion, may decide.

20. Grant of Security Interest by Distributor. Distributor hereby grants to Mirenco a security interest in and to all of the Products which are at any time sold by Mirenco to Distributor, as well as the proceeds thereof. The security interest does not include any other assets of Distributor. The security interest secures payment of all amounts payable by Distributor to Mirenco under this Agreement and the performance of all other duties and obligations of Distributor under this Agreement, whether now existing or hereafter arising. Distributor will be in breach of and default under the security interest granted by this Paragraph upon the failure to make any payment, when due and payable, of any amounts payable under this Agreement, or upon the breach or nonfulfillment of or default under any other term or condition of this Agreement. After the occurrence of any breach or default, Mirenco may exercise at any time and from time to time any and all rights and remedies available to a secured party under applicable law, including, without limitation, the right to sell, lease or otherwise dispose of all of the goods and property subject to the security interest granted by this Paragraph and the right to take possession of such goods and property. For that purpose, Mirenco may enter upon any premises on which any of such goods or property or any part thereof may be situated and remove the same, all at the expense of Distributor. Distributor upon demand shall pay to Mirenco the amount of all expenses, including reasonable attorneys’ fees, incurred by Mirenco in seeking to collect any sums secured hereby or to enforce any other rights or remedies in or under this Agreement or the security interest granted by this Section, and all such amounts shall be secured hereby. The proceeds of any disposition of any of the goods or property subject to the security interest granted by this Paragraph may be applied by Mirenco first to the payment of all such expenses, and any balance of such proceeds shall then be applied against the other amounts secured hereby in such order of application as Mirenco may elect. Distributor authorizes Mirenco to file financing statements and amendments and continuation statements to financing statements to the full extent permitted by law and as Mirenco otherwise deems necessary or appropriate from time to time.

21. Noncompetition. (a) As further consideration for this Agreement, Distributor covenants and agrees that during the term of this Agreement and for a period of two (2) years thereafter (whether this Agreement is terminated by Mirenco, by Distributor or by mutual consent, and for whatever reason), Distributor will not, directly or indirectly, (i) accept other employment or any other engagement, appointment or association of any nature whatsoever with, or become an investor or otherwise interested or concerned in or with, any individual, person, proprietorship, partnership, limited partnership, limited liability company, joint venture, corporation, association or other entity of any nature which is a competitor, directly or indirectly, of Mirenco in the manufacture, production, representation, marketing, promotion, distribution or sale of, or which otherwise deals with, any goods or products which are competitive in any way with the Products or any services provided in connection with the Products (regardless of the use to which any such goods or products are made by the user thereof); or (ii) engage in any other activity whatsoever (whether on its own account or for another) which is competitive with or detrimental to Mirenco in the operation of their respective businesses as they relate to any of the Products, including, without limitation, contacting or soliciting any potential or existing customers of any Product for purposes of the sale of any competitive goods or products to such customers or any employee or other personnel of Mirenco for purposes of employing or otherwise retaining such employee or other personnel, excepting any employees or other personnel who have left their employment or engagement by Mirenco at least eighteen (18) months prior to Distributor’s solicitation or employment of such employee or other personnel.

(b) Distributor and Mirenco expressly acknowledge and agree that it is not possible to limit the noncompetition covenants set forth in this Paragraph 21 to specific persons or entities, or to any specific location or geographic area, and that such a limitation would prevent Mirenco from adequately protecting its justifiable business interests and frustrate the intent of Mirenco and Distributor as to this Paragraph 21.

(c) Distributor expressly acknowledges, agrees and warrants to Mirenco and all third parties that the covenants contained in this Paragraph 21 are reasonable and consistent with the rights of Mirenco to protect its business, and are not to be held invalid or unenforceable because of the scope of the area, actions subject hereto or restricted hereby, or the period of time within which such restrictions are operative. Distributor further acknowledges, agrees and warrants to Mirenco, and all third parties that enforcement of a remedy by way of injunction shall not prevent Distributor from earning a livelihood or work an undue hardship on Distributor, and that such injunctive relief, as provided for in Paragraph 23 below, is necessary and appropriate to protect the reasonable business expectations and livelihood of Mirenco. In the event the restrictive covenant contained in this Paragraph 21 is deemed by a court, notwithstanding the foregoing, to be too broad in terms of the scope of the area, actions subject hereto or restricted hereby, or the time period within which such restrictions are operative, or otherwise, Distributor expressly authorizes the court to enforce the restrictive covenant contained in this Paragraph 21 to the full extent the court deems reasonable.

22. Proprietary and Confidential Information. (a) Distributor acknowledges and agrees that it is necessary for Mirenco to prevent the unauthorized use and disclosure of Proprietary and Confidential Information, as hereinafter defined, regarding Mirenco and the Products. Accordingly, Distributor covenants and agrees that it will not, during the term of this Agreement or at any time following the termination of this Agreement, for whatever reason (whether this Agreement is terminated by Mirenco, by Distributor or by mutual consent), directly or indirectly, engage in or refrain from taking any action which may in any way lead to the disclosure of any Proprietary and Confidential Information regarding Mirenco or the Products to any third party, nor use any Proprietary and Confidential Information for its own benefit.

(b) For purpose of this Agreement, the term “Proprietary and Confidential Information” shall be deemed to include all confidential and proprietary information relating to the Products, or Mirenco, including, but not limited to, (i) corporate and business information, including contractual arrangements (including the terms of this Agreement), plans, strategies, tactics, policies and resolutions; (ii) any negotiations; (iii) marketing information, including price and discount lists, sales or product plans, strategies or methods; (iv) customers, customer lists, prospects or market research data, including any lists or data developed or prepared by Mirenco or Distributor in performing hereunder; (v) financial information or projections, including cost and performance data, data arrangement, equity structure, investors, and holdings; (vi) operational information, including trade secrets, control and inspection practices, suppliers and vendors, all information related to the Products, inventions, technical and non-technical data, techniques, methods of manufacture, machines, equipment, apparatus, molds, tools, dies, drawings, blueprints, experimental or developmental work, photographs, slides, motion pictures, video tapes, compositions, formulas, formulations, processes, and know how; (vii) the Patents, the Mark and all copyrights, trademarks, service marks, trade secrets or other intellectual properties owned, utilized or licensed by Mirenco; (viii) personnel information, including personnel lists, resumes, personal data, organizational structure and performance evaluations; (ix) information provided to or obtained in any way by Mirenco under restrictions as to use, reproduction or further disclosure; and (x) information provided to or obtained in any way by Mirenco regarding another person, corporation or other form of entity which owns in whole or in part Mirenco or which is owned or controlled by Mirenco or under common control with Mirenco (collectively, the “Affiliates”), and which information is proprietary and confidential to the Affiliates which information is hereby deemed to include, without limitation, all of the types of information described in this subparagraph (b).

(c) Distributor agrees that any use or disclosing by it of any Proprietary and Confidential Information which is both within the limited authority expressly granted to Distributor by this Agreement and is otherwise necessary, proper and lawful shall also in all events be limited only to its responsible personnel with a bona fide need to know and, in such event, to each such person limited to that portion of the Proprietary Confidential Information that each such person needs to know. Each such person shall be bound by the terms of this paragraph as well as the terms of any separate nondisclosure agreement between the person in question and Distributor or Mirenco. Distributor shall in all events, however, be and remain responsible and liable for assuring compliance by Distributor’s personnel with the terms and conditions of this paragraph and other terms and conditions of this Agreement.

Distributor further agrees that any information it develops, prepares or compiles in performing its services hereunder which is Proprietary and Confidential Information as defined above, and all other Proprietary and Confidential Information shall be or is, as the case may be, and shall at all times be and remain the sole and exclusive property of Mirenco and that all physical reproductions of any nature pertaining to any Proprietary and Confidential Information, including, but not limited to, electronic media, memoranda, notebooks, notes, data sheets and records, and any and all copies of the same, shall be surrendered to Mirenco immediately upon the termination of this Agreement (whether this Agreement expires by its terms or is terminated by Mirenco, by Distributor or by mutual consent, and for whatever reason).

23. Injunction. Distributor agrees that a breach or an imminent breach of Paragraphs 21 or 22 of this Agreement shall constitute a material breach of this Agreement for which Mirenco will have no adequate remedy at law. Distributor agrees, therefore, that upon a breach or imminent breach of Paragraphs 21 or 22 of this Agreement, Mirenco shall have and may exercise any and all rights and remedies available at law or in equity, including, but not limited to, the right to preliminary and permanent injunctive relief restraining Distributor from any further violation of said paragraphs; as well as an equitable accounting of all profits or benefits arising out of such breach.

24. Notification of Unauthorized Disclosure. Distributor agrees to immediately notify Mirenco of any information which comes to Distributor’s attention which does or might indicate that there has been any improper use or disclosure or any other loss of confidentiality of any Proprietary and Confidential Information, and upon discovery of such information or of any unauthorized use or communication of any Proprietary and Confidential Information, Distributor shall take such steps as are necessary or appropriate to prevent any further use or communication of the information and shall otherwise fully cooperate with Mirenco in this regard.

25. Limited Warranty; Disclaimer of all Other Warranties; Private Statute of Limitations. Mirenco represents and warrants to Distributor that Products delivered to Distributor or its customers shall be free from defect for a period not to exceed one (1) year from the date of the Accepted Purchase Order corresponding to such Products (the “Warranty Period”). The foregoing warranty will be automatically null and void if the defect has resulted in any way from Distributor’s negligence, from accident, abuse, misapplication, or if the Product has been altered in any manner without the express prior written consent of Mirenco.

If any Products fail to conform to the above warranty during the Warranty Period and Distributor provides Mirenco, before the close of the Warranty Period, with (i) written notice of the failure, and (ii) satisfactory written evidence and other proof of such failure, Mirenco will, at Mirenco’s sole option, replace the Products, at Mirenco’s cost, with like Products. MIRENCO’S ENTIRE LIABILITY AND DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY BREACH OF THE FOREGOING WARRANTY BY MIRENCO SHALL BE REPLACEMENT OF THE PRODUCTS AS PROVIDED IN THE PRECEDING SENTENCE. ANY REPLACEMENT PRODUCTS WILL BE WARRANTED AS PROVIDED ABOVE ONLY FOR THIRTY (30) DAYS FROM THE DATE THE REPLACEMENT PRODUCTS IN QUESTION ARE LOADED FOR SHIPMENT TO DISTRIBUTOR.

EXCEPT FOR THE LIMITED WARRANTY EXPRESSLY GIVEN ABOVE, MIRENCO MAKES NO EXPRESS WARRANTIES, AND HEREBY EXCLUDES AND DISCLAIMS IN ENTIRETY ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PRODUCTS PROVIDED BY MIRENCO. IN NO EVENT SHALL MIRENCO BE LIABLE FOR ANY LOST PROFITS, EXEMPLARY, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT (EVEN IF MIRENCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), OR ARISING OUT OF THE USE OF OR INABILITY TO USE THE PRODUCTS OR ANY OTHER GOODS OR PRODUCTS FOR ANY REASON AND FOR ANY PURPOSE WHATSOEVER. ANY ACTION BY DISTRIBUTOR FOR BREACH OF ANY TERM OF THIS AGREEMENT MUST BE COMMENCED BY DISTRIBUTOR WITHIN ONE (1) YEAR AFTER THE DATE THE CAUSE OF ACTION ACCRUES.

Distributor waives all rights of subrogation any of its insurers may have against Mirenco.

26. Indemnification. Distributor agrees to defend, indemnify and hold Mirenco harmless from and against any claim, demand, proceeding, loss, liability, damage, cost or expense (including, but not limited to, attorneys’ fees, legal expense and court costs) arising in connection with or resulting from any breach of warranty, misrepresentation or non-fulfillment of any agreement on the part of Distributor under this Agreement or which are incurred by Mirenco in enforcing its rights under this Agreement. Distributor shall be responsible and liable for assuring the full, timely and complete compliance with all of the terms and conditions of this Agreement by all of Distributor’s employees and agents.

During the term of this Agreement, and for three (3) years thereafter, Distributor must maintain in full force and effect a policy or policies of product liability insurance on an as occurrence basis in amounts no less than U.S. One Million Dollars
(U.S. $ 1,000,000). All such policies of insurance shall be issued by an insurance company or companies with a financial rating of not less than AAA as rated by the most current available “Bests Insurance Reports.” Executed copes of such policies of insurance, or certificates issued by such insurance company or companies certifying to such insurance coverage, shall be delivered to Mirenco within ten (10) days after the execution of this Agreement, and thereafter within thirty (30) days prior to the expiration of the term of each such policy. All such policies of product liability insurance shall contain an endorsement that such policy may not be cancelled or amended except upon thirty (30) days prior written notice from the insurance company to Distributor and Mirenco and that the insurer shall give both Distributor and Mirenco notice of intention not to renew such policy at least thirty (30) days before the expiration of the policy.

27. Nature of Relationship; Authority of Parties. The relationship between the parties shall be that of buyer and seller. Nothing contained in this Agreement, and no action taken by Mirenco or Distributor pursuant hereto, shall be deemed to constitute Mirenco and Distributor a partnership, an association, joint venture or other entity, nor shall this Agreement be construed to constitute Distributor as an employee or agent of Mirenco or cause Mirenco to be responsible in any way for the debts or obligations of Distributor, nor shall either Mirenco or Distributor have the authority to bind the other in any respect whatsoever, it being understood and agreed by the parties hereto that Distributor shall be acting as an independent contractor not as an agent, representative, partner, or employee of Mirenco for any purpose whatsoever. Distributor shall be solely responsible for discharging all obligations arising in connection with the operation of Distributor’s business, including, without limitation, compliance with all laws, rules and regulations relating to importing and exporting, income tax, sales tax, social security, unemployment compensation and worker’s compensation. Distributor acknowledges that it has not relied upon any statements or other information made or supplied by Mirenco as to the potential profitability or success of Distributor’s efforts or the relationship of the parties under this Agreement, and that Distributor is executing this Agreement based solely upon its own investigation, due diligence, knowledge and judgment.

28. Dispute Resolution. In the event that any dispute arises with respect to any matter relating to this Agreement, including the applicability of this arbitration clause to any such dispute, such dispute shall be resolved by a single arbitrator appointed by the mutual agreement of the parties, or in the event such mutual agreement cannot be reached, by the American Arbitration Association. Either party may invoke this provision by written notice to the other party, and, upon receipt of such notice, both parties agree to proceed diligently to complete such arbitration and to be bound by the decision of the arbitrators. Any such arbitration shall be conducted in accordance with the Uniform Arbitration Act; and the rules of the American Arbitration Association shall govern. The venue for such arbitration proceeding shall be Des Moines, Iowa and any determination resulting from such arbitration shall be enforceable by judicial action in the jurisdiction identified in Paragraph 37.

29. No Waiver; Modifications in Writing. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as may be otherwise expressly provided herein, the remedies provided herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by each of the parties hereto. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

30. Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed given when personally delivered or deposited in the mail, postage prepaid, sent certified or registered, or transmitted via electronic means and addressed as follows:

a.	If to Mirenco to:

Mirenco, Inc.

Attn: Richard A. Musal

Post Office Box 343

206 May Street

Radcliffe, Iowa 50230

Facsimile No.: 1-515-899-2147

b.	If to Distributor to:

Integrated Vision Marketing

Attn: Stephen Hall

241 E. 4th Street

Frederick, MD 21701

or to such other address or person as may hereafter be designated in writing by the applicable party in the manner provided in this paragraph for the giving of notices.

31. Severability. In the event that any portion of this Agreement shall, for any reason, be held to be held invalid, illegal or unenforceable in whole or in part, the remaining portion shall not be affected thereby and shall continue to be valid and enforceable and if, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

32. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, liabilities or obligations under or by reason of this Agreement.

33. Authority. Each person signing below represents that such person has been and is authorized and empowered to execute and deliver this Agreement on behalf of the party on whose behalf the person is executing this Agreement.

34. Entire Agreement. This Agreement and all exhibits and schedules hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof. All exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part hereof.

35. Force Majeure. If the performance of any part of this Agreement by either parties is prevented, hindered, delayed or otherwise made impracticable by reason of any flood,

riot, fire, judicial or government action, labor disputes, civil unrest, or any other cause beyond the control of either Mirenco or Distributor, the parties obligated to perform shall be excused from such extent that it is prevented, hindered or delayed by such causes.

36. Taxes. Mirenco may deduct from anything payable under this Agreement, or any other amount payable to Distributor, the amount of any sales tax, use tax, consumption tax, goods and services tax, value added tax, import tax, export tax, customs tax or similar tax, impost or duty levied on Mirenco or payable by Mirenco in respect to Product manufactured, supplied, distributed, sold, exported or returned as a result of this Agreement.

37. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa in the United States of America and, to the extent applicable, the laws of the United States of America, but without regard to provisions thereof relating to conflicts of law. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States federal or Iowa State district court sitting in Des Moines, Iowa, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims with respect to any such action or proceeding may be heard and determined in any such United States federal or Iowa State district court. Each of the parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceedings in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to each party, at its address specified for notices to be given hereunder, or by certified mail direct to such address. Each of the parties waives any right to a jury trial with respect to any claim, counterclaim or any other demand or matter whatsoever arising out of this Agreement.

38. Miscellaneous. This Agreement may be assigned, in whole or in part, by Mirenco without the prior written consent of Distributor. This Agreement may not be assigned, voluntarily or involuntarily or by operation of law or otherwise, by Distributor (including, without limitation, to a parent, subsidiary or affiliate or by merger or other corporate restructuring) without the express prior written consent of Mirenco, which consent may be withheld in Mirenco’s sole discretion. In the event of assignment by Distributor, all of the terms, covenants and conditions of this Agreement shall remain in full force and effect, and Distributor shall remain liable and responsible for the due performance of all of the terms, covenants and conditions of this Agreement which it is obligated to observe and perform.

The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

This Agreement shall not be construed more strongly against any party, regardless of who was more responsible for its preparation.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MIRENCO, INC.		INTEGRATED VISION MARKETING

By:	/s/ Richard A Musal	By:	/s/ Stephen Hall

Its	Secretary	Its	President

SCHEDULE A

The following is a listing of the Products established pursuant to Section 3 of the Distributor Agreement:

Product	Suggested Price	Unit
DriverMax	$950.00	Each
Wire Harness	$125.00	Each
Palm Pilot: 1 per fleet, per location	$200.00	Each
DriverMax programming Software	N/C	Each
CD Software	N/C	Each
Installation	Varies based on location, number of vehicles, & engine type.	Per vehicle
Initial testing	N/C	Per vehicle
Additional Testing	$100.00	Per vehicle

Additional charges will be incurred to include airfare, lodging, and per-diem.

SCHEDULE B

The “Territory” for purposes of this Agreement is the Market of Federal Agencies of the United States Government both civilian and military

SCHEDULE C

Commission Schedule

20 percent on evaluation services

SCHEDULE D

Product Pricing

Product	MD Price	Unit
DriverMax (1-10 units)	$565.00	Each
Wire Harness	$85.00	Each
Palm Pilot: 1 per fleet, per location	$150.00	Each
DriverMax programming Software	N/C	Each
CD Software	N/C	Each
Installation (*): Costs will be quoted prior to Purchase Agreement	Costs vary based on location, number of vehicles, & engine type.	Per vehicle
Initial testing	N/C	Per vehicle
Additional testing	Available
Database inclusion	Available